Exhibit 99.1

PRESS RELEASE

Illumina’s Board Appoints Jacob Thaysen, Ph.D. as its New Chief Executive Officer

SAN DIEGO, September 5, 2023 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced that its Board of Directors has appointed Jacob Thaysen, Ph.D., senior vice president of Agilent Technologies and president of its Life Sciences and Applied Markets Group, as Chief Executive Officer, effective September 25, 2023.

Mr. Thaysen’s extensive background and experience in genomics, life sciences, and technology fits closely with Illumina’s mission. Since 2018, he has overseen the unit responsible for Agilent’s market-leading analytical instrument portfolio, informatics, and cell analysis franchise. During that time, he drove the division’s revenue and significantly improved its operating profit. In 2022, that division, Agilent’s largest, had revenue of approximately $4 billion, more than 50,000 customers, and an operating margin of approximately 30%. Mr. Thaysen has driven the transformation of the analytical lab with a focus on implementing a complete digital laboratory ecosystem combined with innovative and smart instruments. Prior to leading Life Science and Applied Markets, Mr. Thaysen was president of Agilent’s Diagnostics and Genomics Group from 2014 to 2018, during which time he nearly doubled that division’s operating profit.

Mr. Thaysen received his M.Sc. and Ph.D. in physics from the Technical University of Denmark. He has a long history in clinical – specifically oncology – diagnostics, as well as experience in manufacturing, sales, research and development, and innovation. He is a well-respected member of Agilent’s senior leadership team and has held a number of significant positions at Agilent over his ten-year tenure there.

Mr. Thaysen, age 48, will become a member of Illumina’s Board of Directors upon joining the company. He will be relocating to the San Diego area from Northern California.

“After conducting a robust search process, we are thrilled to have found someone of Jacob’s caliber to become chief executive of Illumina and help shape and lead the company into its next phase of growth,” said Stephen P. MacMillan, Chair of the Board of Illumina. “Jacob’s unique combination of deep technological and commercial experience will be a great addition to Illumina. The Board is excited to work with Jacob. He brings a fresh perspective, a demonstrated track record driving profitable growth, and a strong commitment to create value for all of Illumina’s stakeholders. We are confident that under his direction, Illumina can continue to execute on its goals and drive long-term shareholder value.”

“Illumina’s technology is at the forefront of sequencing and has set the pace for the industry. I am honored, privileged, and excited to lead such a great organization,” said Mr. Thaysen. “I’m planning to hit the ground running and looking forward to working with the incredibly talented teams at Illumina. Together, we will continue serving our customers as the industry standard and driving long-term value for our shareholders and other stakeholders.”

Charles Dadswell, interim CEO, will resume his position as Senior Vice President and General Counsel once Mr. Thaysen becomes CEO.

“I want to thank Chuck for his invaluable contribution as interim CEO during this important transition,” said Mr. MacMillan. “We asked Chuck to take on this role, and he has served the company well over the last few months.”

About Jacob Thaysen
Jacob Thaysen will become Chief Executive Officer of Illumina effective September 25, 2023.

From 2018 to 2023, he was senior vice president of Agilent and president of Agilent's Life Sciences and Applied Markets Group (LSAG) which consists of Agilent's market leading analytical instrument portfolio, informatics and cell analysis franchise. He drove the transformation of the analytical lab with focus on implementing a complete digital laboratory ecosystem combined with innovative and smart instruments. Furthermore, he built a leadership position for Agilent in live cell analysis through a series of acquisitions.

From 2014 to 2018, Thaysen served as the president of Agilent's Diagnostics and Genomics Group (DGG) and was an integral part of Agilent's transition into a life sciences company. Through his strategy-driven business leadership, he built a solid foundation for growth for Agilent in diagnostics and clinical science.

Prior to joining Agilent, Thaysen was corporate vice president of R&D at Dako, a Danish cancer diagnostic company. Before joining Dako, he served as management consultant at Copenhagen Consultancy Company (now Bain & Co). Early in his career, he was founder and chief technology officer of Cantion, a research and defense application development company based in Denmark.

Thaysen holds an M.Sc. and Ph.D. in physics from the Technical University of Denmark.

About Illumina
Illumina is improving human health by unlocking the power of the genome. In 2023 we celebrate 25 years of innovation, which has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, TikTok, and YouTube.

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